EXHIBIT 4(f)

FIFTH AMENDMENT TO AMENDED AND RESTATED LETTER AGREEMENT

          THIS FIFTH AMENDMENT TO AMENDED AND RESTATED LETTER AGREEMENT, dated as of May 31, 2002 (this "Amendment"), is between HASTINGS MANUFACTURING COMPANY, a Michigan corporation (the "Company"), and BANK ONE, MICHIGAN, a Michigan banking corporation, formerly known as NBD Bank (the "Bank").

RECITALS

          A.          The Company and the Bank are parties to an Amended and Restated Letter Agreement dated as of August 28, 1998, as amended by the First Amendment to Amended and Restated Letter Agreement dated as of November 11, 1999, as amended by the Second Amendment to Amended and Restated Letter Agreement dated as of March 30, 2000, as amended by the Third Amendment to Amended and Restated Letter Agreement dated as of October 31, 2000, and as amended by the Fourth Amendment to Amended and Restated Letter Agreement dated March 21, 2001 (as now and hereafter amended, the "Letter Agreement"), pursuant to which the Bank made a term loan in the original principal amount of $6,600,000 to the Company, the outstanding balance of which term loan is $2,535,000, and the Bank provides to the Company a revolving credit facility in the maximum aggregate principal amount of $4,250,000.

          B.          The Company has requested that the Letter Agreement be amended in certain respects, and the Bank is willing to so amend the Letter Agreement, all on the terms and condition set forth in this Amendment.

TERMS

          In consideration of the premises and of the mutual agreements contained herein and in the Letter Agreement, the parties agree as follows:

ARTICLE I. AMENDMENTS. Effective upon the date that the conditions of effectiveness set forth in Article III of this Amendment are satisfied, which date (the "Amendment Date") shall be determined by the Bank in its sole discretion, the Letter Agreement is amended as follows:

          1.1          The definition of the term "Applicable Margin" in paragraph 1 is amended and restated in full as follows:

          "Applicable Margin" shall mean, with the respect to any Eurodollar Rate Loan, Floating Rate Loan, commitment fees payable under paragraph 4 or standby letter of credit fees payable pursuant to paragraph 3(d), as the case may be, the applicable margin set forth in the table below based on the ratio of Total Liabilities to Tangible Net Worth, as adjusted on the first day of each fiscal quarter based on such ratio as of the last day of the fiscal quarter immediately preceding such fiscal quarter, provided that the Applicable Margin in effect on the first day of any Eurodollar Interest Period for any Eurodollar Rate Loan shall remain in effect for the entire Eurodollar Interest Period and, notwithstanding anything herein to the contrary, upon or during the continuance of any Event of Default the Applicable Margin shall be based on the highest possible Applicable Margin described in the respective tables below, regardless of the ratio of Total Liabilities to Tangible Net Worth:

Revolving Credit Loan
	Applicable Margin		Fees
Total Liabilities to Adjusted Tangible Net Worth	Prime	LIBOR	Commitment Fee	Standby Letter of Credit Commission
>1.50:1.00	(-0.125%)	2.50%	0.50%	2.50%
<1.50:1.00	(-0.25%)	2.25%	0.375%	2.50%

Term Loan
	Applicable Margin		Fees
Total Liabilities to Adjusted Tangible Net Worth	Prime	LIBOR	Commitment Fee	Standby Letter of Credit Commission
>1.50:1.00	0%	2.65%	0.50%	2.65%
<1.50:1.00	(-0.125%)	2.35%	0.375%	2.35%

          1.2          The following definitions of the terms "Fifth Amendment" and "Fifth Amendment Date", respectively, are added to paragraph 1 in alphabetical order:

          "Fifth Amendment" shall mean the Fifth Amendment to this Agreement dated as of May 31, 2002.

          "Fifth Amendment Date" shall mean the Amendment Date (as defined in the Fifth Amendment).

          1.3          The definitions of the terms "Interest Payment Date" and "Maximum Amount" in paragraph 1 are amended and restated in full as follows:

          "Interest Payment Date" shall mean (a) with respect to any Negotiated Rate Loan, the last day of each Negotiated Interest Period with respect to such Negotiated Rate Loan, (b) with respect to any Eurodollar Rate Loan, the last day of each Eurodollar Interest Period with respect to such Eurodollar Rate Loan, in either case of any Interest Period exceeding thirty (30) days, those days that occur during such Interest Period at intervals of thirty (30) days after the first day of such Interest Period, and (c) in all other cases, the last Business Day of each month occurring after the date hereof, commencing with the first such Business Day occurring after the date of this Amendment.

          "Maximum Amount" shall mean the maximum amount of the Advances that may be made hereunder pursuant to paragraph 2(a), which shall be $4,250,000 from and including the Fifth Amendment Date and at all times thereafter, as such amount may be amended from time to time and subject to the other limitations of this Agreement.

          1.4          The definitions of the terms "Maturity Date A" and "Maturity Date B" in paragraph 1 are amended and restated in full, respectively, as follows:

          "Maturity Date A" shall mean the earlier to occur of (a) May 31, 2003, and (b) the date on which the Advances shall be due and payable pursuant to paragraph 13 of this Agreement.

          "Maturity Date B" shall mean the earlier to occur of (a) May 31, 2005, and (b) the date on which the Term Loan shall be due and payable pursuant to paragraph 13 of this Agreement.

          1.5          Paragraph 2(b) is amended and restated in full as follows:

          (b)          Term Loan. The Bank has made a term loan to the Company in the original principal amount of Six Million Six Hundred Thousand Dollars ($6,600,000) under this Agreement. As of the Fifth Amendment Date, the remaining outstanding principal amount of the Term Loan is Two Million Five Hundred Thirty-five Thousand Dollars ($2,535,000). The remaining principal balance of the Term Loan shall continue to be evidenced by the Term Note. Unless earlier payment is required under this Agreement, such remaining principal balance shall be payable in (i) twelve (12) consecutive quarterly principal payments of $200,000, plus interest (at the Negotiated Rate, the Eurodollar Rate or the Floating Rate, as elected by the Company hereunder and during such periods as may be permitted hereunder, and after maturity, whether by demand or otherwise on demand at the Overdue Rate), payable on the last Business Day of each March, June, September and December, commencing on the last Business Day of June, 2001, and (ii) a final payment payable on Maturity Date B, when the entire remaining principal balance of the Term Loan and all accrued and unpaid interest thereon shall be due and payable.

          1.6          Subpart (c) of paragraph 10 is amended and restated as follows:

                    (c)          Total Liabilities to Tangible Net Worth. Permit or suffer the ratio of the consolidated Total Liabilities of the Company and its subsidiaries to the consolidated Tangible Net Worth of the Company and its subsidiaries to be greater than 1.85 to 1.00.

          1.7          Subpart (h) of paragraph 10 is amended and restated in full as follows:

          (h)          Dividends and Other Restricted Payments. Make, pay, declare or authorize any dividend, payment or other distribution in respect of any class of its capital stock or any dividend, payment or distribution in connection with the redemption, purchase, retirement or other acquisition, directly or indirectly, of any shares of its capital stock exceeding $250,000 in the aggregate of all such dividends, payments or distributions in any twelve (12) month period, other than (i) dividends, payments and other distributions to the Company or any wholly-owned Subsidiary of the Company by any Subsidiary of the Company and (ii) such dividends, payments or other distributions to the extent payable solely in shares of the capital stock of the Company. For purposes of this paragraph 10(h), "capital stock" shall include capital stock /and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities.

          1.8          Subpart (l) of paragraph 10 is amended and restated in full as follows:

          (l)          Capital Expenditures. Acquire or contract to acquire any fixed asset or make any other capital expenditure if the aggregate purchase price and other acquisition costs of all such fixed assets acquired and other capital expenditures made by the Company or any of its Subsidiaries during any fiscal year of the Company would exceed, on a consolidated basis, $750,000.

          1.9          Exhibits A and B annexed to the Letter Agreement are deleted in their entirety and Exhibits A and B annexed to this Amendment shall be deemed substituted in place thereof. The Company shall execute and deliver to the Bank a replacement revolving credit note in the form of Exhibit A annexed to this Amendment (the "Replacement Revolving Credit Note") and a replacement term note in the form of Exhibit B annexed to this Amendment (the "Replacement Term Note") to be exchanged for the existing Revolving Credit Note and Term Note issued by the Company to the Bank under the Letter Agreement (the "Existing Revolving Credit Note" and "Existing Term Note," respectively). On the Amendment Date, the principal balance of the Existing Revolving Credit Note and Existing Term Note, as well as all other information which has been endorsed on the books and records of the Bank with respect to the Existing Revolving Credit Note and Existing Term Note, shall be endorsed on the books and records of the Bank with respect to the Replacement Revolving Credit Note and Replacement Term Note, respectively. The execution and delivery by the Company of the Replacement Revolving Credit Note and/or Replacement Term Note shall not in any circumstances be deemed a novation or to have terminated, extinguished or discharged the Company's indebtedness evidenced by the Existing Revolving Credit Note or Existing Term Note, all of which indebtedness shall continue under and be evidenced and governed by the Replacement Revolving Credit Note and Replacement Term Note, respectively, and the Letter Agreement, as amended, and the Bank shall be entitled to all of the benefits of the Security Documents with respect to the entire indebtedness evidenced by the Replacement Revolving Credit Note and Replacement Term Note.

ARTICLE II. REPRESENTATIONS. The Company represents and warrants to the Bank that:

          2.1          The execution, delivery and performance of this Amendment, the Replacement Revolving Credit Note and the Replacement Term Note are within its powers, have been duly authorized and are not in contravention of any law, of the terms of its Articles of Incorporation or By-laws, or of any material undertaking to which it is a party or by which it is bound.

          2.2          This Amendment, the Replacement Revolving Credit Note and Replacement Term Note constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms. The Company has all requisite legal power to execute and deliver this Amendment.

          2.3          After giving effect to the amendments herein contained, the representations and warranties contained in paragraph 11 of the Letter Agreement (including without limitation part (k) thereof added pursuant to the Second Amendment referenced above) and in the Security Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof, provided, that, the representations and warranties contained in paragraph 11(f) of the Letter Agreement shall be deemed to have been made with respect to the financial statements most recently delivered pursuant to paragraph 9(d) of the Letter Agreement.

          2.4          Upon the effectiveness of Article IV of this Amendment, no Default or Event of Default exists or has occurred and is continuing on the date hereof.

ARTICLE III. CONDITIONS OF EFFECTIVENESS. This Amendment shall not become effective until each of the following has been satisfied:

          3.1          Copies of resolutions adopted by the Board of Directors of the Company, certified by an officer of the Company, as being true and correct and in full force and effect without amendment as of the date hereof, authorizing the Company to enter into this Amendment and any other documents or agreements executed pursuant hereto, if any, shall have been delivered to the Bank.

          3.2          This Amendment shall be executed and delivered by the Company to the Bank and signed by the Bank.

          3.3          The Company shall have executed and delivered to the Bank the Replacement Revolving Credit Note and the Replacement Term Note.

          3.4          The Bank shall have received such other documents and agreements and the Company shall have satisfied such other conditions and completed such other matters as the Bank may reasonably request.

ARTICLE IV. WAIVER.

          Subject to the satisfaction of the conditions set forth in Article III:

          4.1          The Company has notified the Bank that circumstances existed which constituted defaults under part (c) of paragraph 10 of the Letter Agreement as of March 31, 2002. The Bank hereby waives the right to declare any Event of Default arising under part (c) of paragraph 10 of the Letter Agreement, as a result (and solely as a result) of such defaults, through the period ending March 31, 2002. Such waiver shall be strictly limited to such defaults and such time period and nothing herein shall be construed as a waiver of or limitation on any rights of the Bank under the Letter Agreement to declare an Event of Default and to exercise the remedies provided to the Bank thereunder and under the Security Documents in any other circumstances.

ARTICLE V.          MISCELLANEOUS.

          5.1          References in the Letter Agreement to "this Agreement" and references in any note, certificate, instrument or other document, including without limitation the Security Documents, to the Letter Agreement or to the Existing Revolving Credit Note or Existing Term Note, or to any pronoun or other term understood in the context to mean the Letter Agreement or the Existing Revolving Credit Note or Existing Term Note, shall be deemed to be references to the Letter Agreement as amended hereby and as further amended from time to time, and the Replacement Revolving Credit Note and Replacement Term Note, respectively.

          5.2          The Company agrees to pay and to save the Bank harmless for the payment of all costs and expenses arising in connection with this Amendment, including the reasonable fees of counsel to the Bank in connection with preparing this Amendment and the related documents.

          5.3          The Company acknowledges and agrees that the Bank has fully performed all of its obligations under all documents executed in connection with the Letter Agreement and all actions taken by the Bank are reasonable and appropriate under the circumstances and within its rights under the Letter Agreement and all other documents executed in connection therewith and otherwise available. The Company represents and warrants that it is not aware of any claims or causes of action against the Bank, or any of its successors or assigns. Notwithstanding this representation and as further consideration for the agreements and understandings herein, the Company and its heirs, successors and assigns, hereby release the Bank and its heirs, successors and assigns from any liability, claim, right or cause of action which now exists or hereafter arises, whether known or unknown, arising from or in any way related to facts in existence as of the date hereof to any agreements or transactions between the Bank and the Company or to any acts or omissions of the Bank in connection therewith or otherwise.

          5.4          Except as expressly amended or replaced hereby, the Company agrees that the Letter Agreement, the Security Documents, the promissory notes and all other documents and agreements executed by the Company in connection with the Letter Agreement in favor of the Bank are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim or defense with respect to any of the foregoing. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Letter Agreement.

          5.5          This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan.

          5.6          This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile copies of signatures shall be treated as original signatures for all purposes under this Amendment.

          5.7          The Company agrees to execute and deliver all documents reasonably deemed necessary by the Bank to carry out the intent of and/or to implement this Amendment.

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          IN WITNESS WHEREOF, the parties signing this Amendment have caused this Amendment to be executed and delivered as of the date first above written.

HASTINGS MANUFACTURING COMPANY By: /s/ Thomas J. Bellgraph Its: Vice President of Corporate Administration

BANK ONE, MICHIGAN By: /s/ Douglas L. Kohlbeck Its: Vice President